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                                                                     EXHIBIT K.3


November 11, 2002

AEW Real Estate Income Fund
399 Boylston Street
Boston, MA  02116

Re:  Fee Waiver/Expense Reimbursement

Ladies and Gentlemen:

AEW Management and Advisors, L.P. ("AEW") notifies you that it will waive a portion of the Management Fee payable by the AEW Real Estate Income Fund (the "Fund") under the Investment Management Agreement dated November 11, 2002 between AEW and the Fund (the "Management Agreement") through November 29, 2011 as detailed in the following table:

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                                                    % of Average
                                                   Daily Managed
                   Fee Data                           Assets*
------------------------------------------------ -------------------
Management Fee                                         0.80%
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Waiver - Period ending November 29, 2003               0.25%
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         Period ending November 29, 2004               0.25%
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         Period ending November 29, 2005               0.25%
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         Period ending November 29, 2006               0.25%
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         Period ending November 29, 2007               0.25%
------------------------------------------------ -------------------
         Period ending November 29, 2008               0.20%
------------------------------------------------ -------------------
         Period ending November 29, 2009               0.15%
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         Period ending November 29, 2010               0.10%
------------------------------------------------ -------------------
         Period ending November 29, 2011               0.05%
------------------------------------------------ -------------------

*Includes the liquidation preference of any Fund Preferred Shares and the principal amount of any borrowings used for leverage.

Except as provided below, this Agreement may be terminated or materially modified only by the affirmative vote of (a) the Board of Trustees of the Fund, including the vote of the members of the Board who are not "interested persons" of the Fund within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations thereunder (the "1940 Act"), and (b) a "majority of the outstanding voting securities" (as defined in the 1940 Act) of the Fund

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Unless terminated sooner pursuant to the preceding paragraph, this Agreement shall terminate on the earlier of (a) November 29, 2011 or (b) any termination of the Management Agreement. AEW's obligation to waive fees hereunder shall apply only while this Agreement remains in effect. If this Agreement terminates during a waiver period specified above, the amount to be waived by AEW shall be prorated for the partial period.

We understand and intend that you will rely on this undertaking in preparing and filing the Registration Statement on Form N-2 for the Fund with the Securities and Exchange Commission, in accruing the Fund's expenses for purposes of calculating its net asset value per share, and for other purposes permitted under Form N-2 and/or the 1940 Act, and expressly permit you to do so.

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                           AEW Management and Advisors, L.P.,
                           By AEW Investment Group, Inc., its General Partner


                                            By: /s/ James J. Finnegan
                                                -------------------------------

                                            Name:  James J. Finnegan
                                            Title: Vice President